EXHIBIT 23.01


                             CONSENT OF INDEPENDENT AUDITORS


We consent to the inclusion in this registration statement on Form S-1 (File
No. 333-11103) of our report dated March 13, 1996, except as to the information regarding the amendments to the Credit Facility in April 1996 presented in
Note 5 for which the date is April 18, 1996 and the information presented in
Note 15, for which the date is April 26, 1996, on our audits of the consolidated financial statements of Saks Holdings, Inc. as of January 28, 1995 and February 3, 1996, and for each of the three fiscal years in the period ended February 3, 1996. We also consent to the reference to our firm under the caption "Experts."


                                                  Coopers & Lybrand L.L.P.



New York, New York
September 5, 1996